NINTH AMENDMENT

to

MASTER SERVICES Agreement

Between

CAPITOL SERIES Trust

and

Ultimus FUND SOLUTIONS, LLC

This ninth amendment (the “Amendment”) dated March 14, 2019 revises the Master Services Agreement, dated December 21, 2016, between Capitol Series Trust (The “Trust”), and Ultimus Fund Solutions, LLC (“Ultimus”), an Ohio limited liability company, and revises the Fund Administration Addendum and the Fund Administration Fee Letter, each dated December 21, 2016, as previously amended, between the Trust and Ultimus (collectively, the “Parties”) on behalf of the Hedeker Strategic Appreciation Fund (the “Hedeker Fund”) (together referred to as the “Agreement”).

The Parties agree to amend the Fund Administration Addendum as follows:

1.	Section 4 shall be renumbered to become Section 5, and all Sections thereafter shall be renumbered in sequential order.

2.	The following shall be added as Section 4:

4. Liquidity Risk Management Program. Ultimus will provide assistance in the adoption and maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. The LRMP shall include the following services:

Implementation Phase.

•	Develop and implement the Trust’s written LRMP.
•	Perform an in-depth evaluation of the adequacy of Hedeker Wealth LLC’s (the “Adviser”) written LRMP to ensure compatibility with the Trust’s LRMP.

Ongoing Services.

•	Assist with the preparation of periodic reporting and annual report to the Board, including collecting and incorporating investment adviser reports.
•	Provide data from the Hedeker Fund’s books and records.
•	Assist in monitoring the Hedeker Fund’s highly liquid investment minimum, if applicable, and the Fund’s level of illiquid investments (15% limit).
•	Assist with arranging Board notifications.
•	Assist in the preparation of Form N-LIQUID.
•	Add Adviser’s liquidity risk discussion to shareholder reports.

Hedeker – Capitol Series Trust Amendment to Master Services Agreement March 14, 2019	Page 1

The Parties agree to amend the Fund Administration Fee Letter as follows:

1. Section 1.2 will be renumbered to Section 1.3 and a new Section 1.2 is hereby added as set forth below.

1.2.	Liquidity Risk Management Program.

The Trust or the Fund agrees to pay Ultimus: (i) a one-time implementation fee (payable in six equal installments) of $[REDACTED] per investment adviser, commencing with the initial compliance date, for providing assistance in connection with the adoption of the Trust’s Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4; (ii) an annual fee, based on the schedule below, for providing assistance in connection with the maintenance of the Trust’s LRMP; and (iii) other related fees.

Annual Fee
Base Fee per investment adviser	$[REDACTED] per year

Other Related Fees
Form N-LIQUID preparation and related Board Notification	$[REDACTED] per event

Optional ICE Vantage Liquidity Indicator Module	Out of Pocket Charges

The Parties agree to amend the Fund Administration Fee Letter (the “Fee Letter”) to the Agreement to revise the fees paid to Ultimus on behalf of the Hedeker Fund as described above and as incorporated herein. No other provisions of the Agreement, the Fund Administration Addendum or the Fund Administration Fee Letter shall be modified, except as stated herein.

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

Signatures are located on the next page.

Hedeker – Capitol Series Trust Amendment to Master Services Agreement March 14, 2019	Page 2

The Parties have duly executed this Amendment as of March 14, 2019.

	Capitol Series Trust On behalf of the Hedeker Strategic Appreciation Fund listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Matthew J. Miller	By:	/s/ Kurt Krebs
Name:	Matthew J. Miller	Name:	Kurt Krebs
Title:	President	Title:	Chief Financial Officer

Hedeker Wealth, LLC

By:	/s/ Dean Hedeker
Name:	Dean Hedeker
Title:	Principal

Hedeker – Capitol Series Trust Amendment to Master Services Agreement March 14, 2019	Page 3